FOR IMMEDIATE RELEASE

Rockley Photonics Names Richard Kuntz, M.D., to Board of Directors

August 8, 2022

OXFORD, England & PASADENA, Calif. -- Rockley Photonics (NYSE: RKLY), a global leader in photonics-based health monitoring and communications solutions, today announced that it named Richard Kuntz, M.D., M.Sc., to its board of directors. Dr. Kuntz will join the board as an independent director, effective August 8, 2022.

“We are delighted to welcome Richard Kuntz to our board of directors. A proven leader in healthcare, Rick brings a blend of world-class industry, clinical, and research experience that makes him uniquely qualified to serve on our board,” said Dr. Andrew Rickman, chairman and chief executive officer of Rockley Photonics. “His broad background spans multiple aspects of healthcare, from leading Medtronic’s neuromodulation business and subsequently serving as Medtronic’s global chief medical and scientific officer to serving as an associate professor of medicine at Harvard Medical School. Having applied our board skills matrix to assess our existing competencies, we determined that Rick’s academic and industry experience will complement the competencies of our board.”

Prior to his 17 years at Medtronic, Dr. Kuntz was the founder and chief scientific officer of the Harvard Clinical Research Institute, a university-based contract research organization which coordinates National Institutes of Health (NIH) and industry clinical trials with the U.S. Food and Drug Administration. Additionally, he directed numerous multicenter clinical trials and authored more than 250 original peer-reviewed publications.

Additionally, Dr. Kuntz served as an associate professor of medicine at Harvard Medical School, chief of the division of clinical biometrics, and as an interventional cardiologist in the division of cardiovascular diseases at the Brigham and Women’s Hospital in Boston. He also has served as a member of the board of governors of the Patient Centered Outcomes Research Institute (PCORI), part of the Affordable Care Act, from 2010-2018.

Dr. Kuntz also served as an advisor to multiple national and regional committees, including the National Academy of Medicine (NAM): Leadership Consortium for a Value & Science-Driven Health System, and co-chair of the NAM Evidence Mobilization Action Committee; the NIH: National Center for Advancing

Translational Science, and the NIH: Cures Acceleration Network. He is presently serving as a working group member of NIH: Helping to End Addiction Long-term® (HEAL) program.

Dr. Kuntz graduated from Miami University and received his medical degree from Case Western Reserve University School of Medicine. He completed his residency and chief residency in internal medicine at the University of Texas Southwestern Medical School, Parkland Hospital, Dallas, and then completed fellowships in cardiovascular diseases and interventional cardiology at the Beth Israel Hospital and Harvard Medical School, Boston. Dr. Kuntz received his Master of Science in biostatistics from the Harvard T.H. Chan School of Public Health.

Dr. Kuntz’s appointment expands Rockley’s board to nine members.

About Rockley Photonics
A global leader in photonics-based health monitoring and communications solutions, Rockley Photonics is developing a comprehensive range of photonic integrated circuits and associated modules, sensors, and full-stack solutions. From next-generation sensing platforms specifically designed for mobile health monitoring and machine vision to high-speed, high-volume solutions for data communications, Rockley is laying the foundation for a new generation of applications across multiple industries. Rockley believes that photonics will eventually become as pervasive as micro-electronics, and it has developed a platform with the power and flexibility needed to address both mass markets and a wide variety of vertical applications.

Formed in 2013, Rockley is uniquely positioned to support hyper-scale manufacturing and address a multitude of high-volume markets. Rockley has partnered with numerous tier-1 customers across a diverse range of industries to deliver the complex optical systems required to bring transformational products to market.

To learn more about Rockley, visit rockleyphotonics.com.
Media
Debra Raine
RaineMakers
Telephone: +1 415-349-7432
Email: rockley-pr@rainemakers.com

Investors
Gwyn Lauber

Rockley Photonics
Telephone: +1 626-995-0001
Email: investors@rockleyphotonics.com